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EXHIBIT (a)(1)(A)

         Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Series A Preferred Stock Purchase Rights)
of
Craftmade International, Inc.
at
$5.25 Net Per Share
by
Litex Acquisition #1, LLC
A wholly owned subsidiary of
Litex Industries, Limited

        THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, APRIL 7, 2010, UNLESS THE OFFER IS EXTENDED.

        The offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn before the expiration of the offer at least the number of shares of common stock, par value $.01 per share (the "Common Stock"), of Craftmade International, Inc. (the "Company"), together with the associated Series A Preferred stock purchase rights (the "Rights", and together with such shares of Common Stock, the "Shares"), which, together with the Shares then owned by Litex Industries, Limited ("Litex") and its subsidiaries (including Litex Acquisition #1, LLC (the "Purchaser"), represents at least a majority of the total number of Shares outstanding on a fully-diluted basis, (ii) the Company's Board of Directors having redeemed the Rights or Purchaser being satisfied, in its reasonable discretion, that the Rights have been invalidated or are otherwise inapplicable to the offer and the proposed merger, as such term is defined herein, and (iii) if applicable, any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated. The offer is also subject to certain other conditions contained in this Offer to Purchase. See "Introduction" and "The Offer—Section 14—Conditions of the Offer," which set forth in full the conditions to the offer. This Offer is not subject to any financing condition.

        Litex and Purchaser are seeking to negotiate a business combination with the Company. Subject to applicable law, Purchaser reserves the right to amend the offer (including amending the offer price and the consideration to be offered in the proposed merger) upon entering into a merger agreement with the Company, or to negotiate a merger agreement with the Company not involving a tender offer pursuant to which Purchaser would terminate the offer and the Shares would, upon consummation of such merger, be converted into the consideration negotiated by Litex, Purchaser and the Company.

 IMPORTANT

        Any stockholder of the Company desiring to tender Shares in the offer should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, and mail or deliver the Letter of Transmittal together with the certificate(s) representing tendered Shares and all other required documents to BNY Mellon Shareowner Services, the depositary (the "Depositary") for the offer, or tender such Shares pursuant to the procedure for book-entry transfer set forth in "The Offer—Section 3—Procedure for Tendering Shares" or (ii) give instruction to such stockholder's broker, dealer, commercial bank, trust company or other nominee to tender such stockholder's Shares for such stockholder. Stockholders whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

        Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in "The Offer—Section 3—Procedure for Tendering Shares".

        Any questions and requests for assistance may be directed to Morrow & Co., LLC, our information agent (the "Information Agent"), or to Stifel, Nicolaus & Company, Incorporated, our dealer manager (the "Dealer Manager") at their respective addresses and telephone numbers, in each case, as set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The Dealer Manager for the Offer is:

Stifel, Nicolaus & Company, Incorporated

March 2, 2010

i

 SUMMARY TERM SHEET

        Litex Acquisition #1, LLC, a wholly-owned subsidiary of Litex Industries, Limited, is offering to purchase all issued and outstanding shares of common stock, par value $.01 per share (the "Common Stock"), together with the associated Series A Preferred stock purchase rights (the "Rights" and together with the Common Stock, the "Shares"), of Craftmade International, Inc. ("Company"), for $5.25 net per Share in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you. To better understand our offer to you and for a complete description of the legal terms of the Offer, you should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety. Questions or requests for assistance may be directed to Morrow & Co., LLC, our information agent (the "Information Agent"), or Stifel, Nicolaus & Company, Incorporated, our dealer manager (the "Dealer Manager"), at their respective addresses and telephone numbers, in each case, as set forth on the back cover of this Offer to Purchase.

        Unless the context requires otherwise, all references in this Summary Term Sheet and in this Offer to Purchase to "Purchaser," "we," "us," or "our" are to Litex Acquisition #1, LLC and all references to "Litex" are to Litex Industries, Limited.

Who is offering to buy my Shares?

        We are a Texas limited liability company formed for the purpose of making this tender offer, and we have carried on no activities other than in connection with making the tender offer. We are a wholly-owned subsidiary of Litex Industries, Limited, a Texas limited partnership and a privately owned company. Litex is one of the largest independent ceiling fan and lighting distributors in the United States. See "The Offer—Section 9—Certain Information Concerning Purchaser and Litex" for more information about us and our affiliates.

What securities are you offering to purchase and what is the form of payment?

        We are offering to purchase all of the issued and outstanding Shares, for $5.25 per Share, net to you in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal. See "Introduction", "The Offer—Section 1—Terms of the Offer" and "The Offer—Section 13—Dividends and Distributions."

Do I have to pay any brokerage or similar fees to tender?

        If you are the record owner of your Shares and you tender Shares in the offer, you will not have to pay any brokerage or similar fees. However, if you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" and "The Offer—Section 1—Terms of the Offer."

Why are you making the offer?

        We are making the offer because we want to acquire control of, and ultimately the entire equity interest in, the Company. If the offer is consummated, Litex intends, as soon as practicable after consummation of the offer, to have us consummate a second-step merger (the "Proposed Merger") with the Company pursuant to which each then outstanding Share (other than Shares held by Company stockholders who perfect their appraisal rights) would be converted into the right to receive an amount in cash per Share equal to the highest price per Share paid by us pursuant to the offer, without interest (and less any applicable withholding taxes). Upon consummation of this merger, the Company would be a wholly-owned subsidiary of Litex. See "Introduction", "The Offer—Section 11—Background of the

Offer" and "The Offer—Section 12—Purpose of the Offer; Plans for the Company; Statutory Requirements; Approval of the Merger; Appraisal Rights" for more information.

What are the most significant conditions to the offer?

        We are not obligated to purchase any Shares unless, prior to the expiration of the offer:

  •
  there have been validly tendered and not withdrawn at least the number of Shares, which, together with the Shares then owned by Litex and its subsidiaries (including Purchaser), represents at least a majority of the total number of Shares outstanding on a fully diluted basis;

  •
  the Company's Board of Directors has redeemed the Rights or we are satisfied, in our reasonable discretion, that such Rights have been invalidated or are otherwise inapplicable to the offer and the Proposed Merger; and

  •
  if applicable, any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or been terminated;

        These and other conditions to our obligations to purchase Shares tendered in the offer are described in greater detail in "Introduction" and "The Offer—Section 14—Conditions of the Offer".

What are the "Rights"?

        The stock purchase rights were created in 1999 pursuant to the implementation of the Company's Rights Agreement. Under the Company's Rights Agreement, shareholders have been issued stock purchase rights (the "Rights"), which may permit stockholders who are not affiliated with an "Acquiring Person" (as defined in the plan) to purchase the Company's common stock at a discount in the event certain triggering events occur. Purchases of common stock made by stockholders pursuant to the Rights Agreement would dilute an Acquiring Person's stake in the Company and make an Acquiring Person's proposed acquisition more expensive. It is a condition of the offer that the Company's Board of Directors redeems the Rights or that we are satisfied, in our reasonable discretion, that the Rights have been invalidated or are otherwise inapplicable to the offer and the Proposed Merger. See "Introduction" and "The Offer—Section 14—Conditions of the Offer."

Will I be required to grant a proxy in order to tender my Shares into the offer?

        No. The granting of a proxy to us under any proxy solicitation we may make is not a prerequisite to tendering Shares into the offer, although the Letter of Transmittal includes a customary proxy effective only upon the acceptance for payment of Shares in the Offer, as described in "The Offer—Section 3—Procedures for Tendering Shares." See "The Offer—Section 17—Miscellaneous."

Will you have the financial resources to pay for the Shares?

        Yes. Our offer is not subject to any financing condition. Litex will provide us with the funds necessary to purchase the shares in the offer and to pay related expenses from its general corporate funds. Litex had liquid assets of approximately $57,000,000 as of December 31, 2009 comprised of approximately $340,000 in cash and cash equivalents, approximately $19,660,000 of marketable securities and approximately $37,000,000 of other liquid assets. See "The Offer—Section 10—Source and Amount of Funds."

How long do I have to decide whether to tender in the offer?

        You have until the expiration of the offer to tender. The offer currently is scheduled to expire at 5:00 p.m., New York City time on April 7, 2010. We may elect to provide a "subsequent offering period" for the offer. A subsequent offering period is an additional period of time beginning after we have purchased Shares tendered during the offer, during which stockholders may tender, but not withdraw, their Shares and receive the offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See "The Offer—Section 1—Terms of the Offer."

Can the offer be extended and under what circumstances?

        We may, in our sole discretion, extend the offer at any time or from time to time. We might extend, for instance, if any of the conditions specified in "The Offer—Section 14—Conditions of the Offer" are not satisfied. If we decide to extend the offer, or if we decide to provide for a subsequent offering period, we will inform the Depositary of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the date the offer was scheduled to expire. See "The Offer—Section 1—Terms of the Offer."

How do I tender my Shares?

  To tender your shares in the offer, you must:

  •
  deliver the certificates representing your Shares, together with a completed and signed Letter of Transmittal and any other required documents, to BNY Mellon Shareowner Services, the depositary for the offer (the "Depositary"), in accordance with the procedures set forth in "The Offer—Section 3—Procedure for Tendering Shares" and in the Letter of Transmittal, not later than the time the offer expires;

  •
  tender your Shares pursuant to the book-entry transfer procedures set forth in "The Offer—Section 3—Procedures for Tendering Shares"; or

  •
  if your Share certificates are not immediately available or if you cannot deliver your Share certificates, and any other required documents, to the Depositary prior to the expiration of the offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your Shares if you comply with the guaranteed delivery procedures described in "The Offer—Section 3—Procedures for Tendering Shares".

If I accept the offer, when and how will I be paid for my Shares?

        If the conditions to the offer are satisfied, and we consummate the offer and accept your Shares for payment, you will receive payment for the Shares promptly following the expiration of the offer. See "The Offer—Section 2—Acceptance for Payment and Payment."

        We will pay for your Shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for the tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares), a properly completed and duly executed Letter of Transmittal and any other required documents. See "The Offer—Section 3—Procedures for Tendering Shares."

Can I withdraw my previously tendered Shares?

        You may withdraw all or a portion of your tendered Shares by delivering written, telegraphic or facsimile notice to the Depositary prior to the expiration of the offer. Further, if we have not agreed to accept your Shares for payment within 60 days of the commencement of the offer, you can withdraw them at any time after that 60-day period, including during any extensions of the offer, until the time we do accept your Shares for payment. Once Shares are accepted for payment, they cannot be withdrawn. The right to withdraw tendered Shares will not apply to any subsequent offering period, if one is included. See Section 4—"Withdrawal Rights."

What does the Company's Board of Directors think of the offer?

        The Company's Board of Directors has rejected earlier proposals by Litex to acquire all issued and outstanding Shares of the Company for $3.25 net per Share in cash. The Company's Board of Directors has not approved this offer as of the time this Offer to Purchase is being filed with the SEC. Within ten business days after the date of this Offer to Purchase, the Company is required by law to publish, send or give to you (and file with the SEC) a statement as to whether it recommends acceptance or rejection of the offer, that it has no opinion with respect to the offer or that it is unable to take a position with respect to the offer. See "Introduction".

If I decide not to tender but the offer is successful, what will happen to my shares?

        As indicated above, if the offer is consummated, we and Litex intend, as soon as practicable following the consummation of the offer, to have us consummate the Proposed Merger with the Company pursuant to which the Company will become a wholly owned subsidiary of Litex. Pursuant to the Proposed Merger, each then outstanding Share (other than Shares held by Litex and its subsidiaries, shares held in the treasury of the Company, shares held by any subsidiaries of the Company, and any shares held by stockholders who perfected their appraisal rights) would be converted into the right to receive an amount in cash per Share equal to the highest price per Share paid by us pursuant to the offer, without interest (and less any applicable withholding taxes). If the Proposed Merger takes place, stockholders who do not tender in the offer (other than those described above) will receive the same amount of cash per Share that they would have received had they tendered their Shares in the offer. Therefore, if such merger takes place, the only differences between tendering and not tendering Shares in the offer is that tendering stockholders will be paid earlier and stockholders who do not tender and who do not vote in favor of the Proposed Merger may exercise appraisal rights as described below.

Are appraisal rights available in either the offer or the Proposed Merger?

        Appraisal rights are not available in the offer. After the offer, if the Proposed Merger takes place, appraisal rights will be available to holders of Shares who do not vote in favor of the Proposed Merger and who properly seek appraisal rights for their Shares in accordance with Section 262 of the General Corporation Law of the State of Delaware. The value you would receive if you perfect appraisal rights could be more or less than, or the same as, the price per share to be paid in the Proposed Merger. See "The Offer—Section 12—Purpose of the Offer; Plans for the Company; Statutory Requirements; Approval of the Merger; Appraisal Rights".

What is the market value of my Shares as of a recent date?

        On March 1, 2010, the last full trading day before the announcement of our intention to commence the Offer, the last reported sales price of the Shares reported on the OTCQX was $3.30 per Share. On January 14, 2010, the last trading day before Litex made public its proposal to acquire the Company at $3.25 per Share, the last reported sales price of the Shares reported on the OTCQX was $2.89 per Share. The revised Offer price of $5.25 per Share represents a premium of approximately 81.7% over the Company's closing stock price on January 14, 2010 and a premium of approximately 124.4% over the Company's average closing stock price of $2.34 per Share for the 60 trading days ended January 14, 2010. The revised Offer price of $5.25 per Share represents a premium of approximately 48.7% over the Company's 52-week high price of $3.53 on August 7, 2009. Please obtain a recent quotation for your shares prior to deciding whether or not to tender. See "The Offer—Section 6—Price Range of Shares."

What are the U.S. federal income tax consequences of participating in the offer?

        In general, if you are a U.S. holder of Shares, the sale of Shares pursuant to the offer will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your Shares generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the offer and your adjusted tax basis in your Shares. If you are a non-U.S. holder of Shares, the sale of Shares pursuant to the offer will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. Applicable law may require tax to be withheld from the proceeds of sale of Shares by certain holders. You should consult your tax advisor about the tax consequences to you of participating in the offer in light of your particular circumstances. See "The Offer—Section 5—Certain Tax Considerations."

Who can I talk to if I have questions about the offer?

        You can call Morrow & Co., LLC, the information agent for the offer, at (203) 658-9400 (for banks and brokers) or (800) 607-0088 (toll-free) or Stifel, Nicolaus & Company, Incorporated, the dealer manager for the offer, at (443) 224-1400, with any questions you may have. See the back cover of this Offer to Purchase.

To the Stockholders of the Company:

INTRODUCTION

        We, Litex Acquisition #1, LLC ("Purchaser"), a Texas limited liability company and a wholly-owned subsidiary of Litex Industries, Limited, a Texas limited partnership ("Litex"), are offering to purchase (i) all issued and outstanding shares of common stock, par value $.01 per share (the "Common Stock"), of Craftmade International, Inc., a Delaware corporation (the "Company"), and (ii) the associated Series A Preferred stock purchase rights (the"Rights" and together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement, dated June 23, 1999, as amended by Amendment No. 1 to Rights Agreement dated June 9, 2009 between the Company and Computershare Trust Company, N.A. (the "Rights Agreement"), for $5.25 per Share, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements hereto and thereto, collectively constitute the "Offer").

        Tendering stockholders who have Shares registered in their own names and tender directly to BNY Mellon Shareowner Services, the depositary for the Offer (the "Depositary"), will not have to pay brokerage fees or commissions with respect to the purchase of Shares by Purchaser pursuant to the Offer. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges or commissions will apply. Any tendering stockholder or other payee that fails to complete and sign the Substitute Form W-9, which is included in the Letter of Transmittal, may be subject to backup withholding of U.S. federal income tax at a 28% rate on the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See "The Offer—Section 5—Certain Tax Considerations". Purchaser will pay all charges and expenses of Stifel, Nicolaus & Company, Incorporated, the dealer manager for the Offer (the "Dealer Manager"), the Depositary and Morrow & Co., LLC, the information agent for the Offer (the "Information Agent"), incurred in connection with the Offer. See "The Offer—Section 16—Fees and Expenses."

        The Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn before the expiration of the offer at least the number of Shares, which, together with the Shares then owned by Litex and its subsidiaries (including the Purchaser), represents at least a majority of the total number of Shares outstanding on a fully-diluted basis, (ii) the Company's Board of Directors having redeemed the Rights or Purchaser being satisfied, in its reasonable discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the proposed second-step merger (the "Proposed Merger") pursuant to which each then outstanding Share (other than Shares held by Litex and its subsidiaries, Shares held in the treasury of the Company, Shares held by the subsidiaries of the Company and Shares held by stockholders who perfected their appraisal rights) would be converted into the right to receive an amount in cash per Share equal to the highest price per Share paid by us pursuant to the Offer, without interest (and less any applicable withholding taxes), and (iii) if applicable, any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated. The Offer is also subject to certain other conditions contained in this Offer to Purchase. See "The Offer—Section 14—Conditions of the Offer," which sets forth in full the conditions to the Offer.

        The Company has authorized 15,000,000 shares of Common Stock, of which we believe there are 5,760,214 shares of Common Stock outstanding on a fully-diluted basis, including the 234,356 shares of Common Stock owned by Litex. Such number of shares consists of (i) 5,754,500 shares of Common Stock issued and outstanding as of March 1, 2010, based upon information reported in the Company's Quarterly Report provided on the Company's website for the quarterly period ended December 31, 2009 (the "Company Quarterly Report") and Statements of Changes in Beneficial Ownership of Securities provided on the Company's website, (ii) a maximum of all options outstanding as of

March 1, 2010 with respect to 139,700 shares of the Common Stock, as reported in the Company Quarterly Report and Statements of Changes in Beneficial Ownership of Securities provided on the Company's website, and (iii) a maximum of 200,000 shares of Common Stock that may be issued pursuant to the exercise of warrants reported in the Company's Quarterly Report.

        Based on Litex's current beneficial ownership of 234,356 Shares, which were acquired on the open market and are held of record by Wells Fargo Advisors, LLC, if 5,760,214 Shares are outstanding on a fully-diluted basis (inclusive of the Shares beneficially owned by Litex) and if 2,650,751 Shares were tendered and not withdrawn prior to the Expiration Date, the Minimum Condition would be satisfied.

        The purpose of the Offer is to acquire control of, and ultimately the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all issued and outstanding Shares. If the Offer is consummated, Litex and Purchaser intend, as soon as practicable after consummation of the Offer, to have Litex and Purchaser, or another direct or indirect wholly-owned subsidiary of Litex, consummate the Proposed Merger. At the effective time of the Proposed Merger, each then outstanding Share (other than Shares held by Litex and its subsidiaries, Shares held in the treasury of the Company, Shares held by subsidiaries of the Company, if any, and Shares held by the Company's stockholders who have perfected their appraisal rights in accordance with Section 262 of the Delaware General Corporation Law of the State of Delaware ("DGCL") would be canceled and converted automatically into the right to receive an amount in cash per Share equal to the highest price per Share paid by us pursuant to the Offer, without interest (and less any applicable withholding taxes). Upon consummation of the Proposed Merger, the Company would be a wholly-owned subsidiary of Litex.

        As of the date of this Offer to Purchase, the Company's Board of Directors has not approved the Offer. Within 10 business days after the date of this Offer to Purchase, the Company is required by law to publish, send or give to you (and file with the SEC), a statement as to whether it recommends acceptance or rejection of the Offer, that it has no opinion with respect to the Offer or that it is unable to take a position with respect to the Offer.

        As described in further detail in "The Offer—Section 11—Background of the Offer", Litex has made a number of attempts to engage with the Board of Directors of the Company regarding a potential acquisition of the Company by Litex. Both in its discussions with members of the Board of Directors and management of the Company, and its letter to the Company's Board of Directors dated January 8, 2010, Litex has set forth its view as to the benefits to the Company's stockholders of an acquisition of the Company by Litex. Among other things, Litex stressed that it was prepared to move expeditiously to complete an all cash transaction without the need for financing arrangements. To date, the Company's Board of Directors has been unwilling to engage in substantive discussions with the Company regarding a possible acquisition of the Company.

        Litex is seeking, and intends to continue to seek, to negotiate the acquisition of the Company by Litex. Subject to applicable law, Purchaser reserves the right to amend the Offer (including amending the offer price and the consideration to be offered in the Proposed Merger), including for purposes of negotiating or entering into a merger agreement with the Company. Any such merger agreement may contemplate the termination or amendment of the Offer. In the event that the Offer is terminated and Litex, Purchaser and the Company enter into a merger agreement, the Shares would, upon consummation of such merger, be converted into the right to receive the consideration provided for in any such merger agreement.

        No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights, if properly exercised under the DGCL, in connection with the Proposed Merger. See "The Offer—Section 12—Purpose of the Offer; Plans for the Company; Statutory Requirements; Approval of the Merger; Appraisal Rights."

        This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

 THE OFFER

1.     Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in "The Offer—Section 4—Withdrawal Rights") on or prior to the Expiration Date. "Expiration Date" means 5:00 p.m., New York City time, on April 7, 2010, unless and until Purchaser, in its sole discretion, shall have extended the period during which the Offer is open, in which case Expiration Date shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

        The Offer is subject to the conditions set forth under "The Offer—Section 14—Conditions of the Offer", including the satisfaction of the Minimum Condition, the Rights Condition, and, if applicable, the HSR Condition, as such terms are therein defined. If any such condition is not satisfied prior to the Expiration Date, Purchaser may:

  •
  extend the Offer and, subject to withdrawal rights as set forth in "The Offer—Section 4—Withdrawal Rights", retain all such Shares until the expiration of the Offer as so extended;

  •
  subject to complying with applicable rules and regulations of the SEC, waive any condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered prior to the Expiration Date and not withdrawn; or

  •
  terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders.

        Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw Shares, as described in "The Offer—Section 4—Withdrawal Rights".

        Subject to any applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Purchaser expressly reserves the right to:

  •
  terminate or amend the Offer if, on or prior to the Expiration Date, any of the conditions referred to in the Introduction and in "The Offer—Section 14—Conditions of the Offer" has not been satisfied or upon the occurrence of any of the other events or conditions specified in "The Offer—Section 14—Conditions of the Offer"; or

  •
  waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary and by making a public announcement thereof, as described below.

        If Purchaser extends the Offer or if Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares, or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in "The Offer—Section 4—Withdrawal Rights". However, Purchaser's ability to delay payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the bidder's offer.

        Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date.

        Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform such holders of such change), Purchaser currently intends to make announcements regarding the Offer by issuing a press release.

        If Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the changes. A minimum 10-business day period from the date of such change is generally required to allow for adequate dissemination of new information to stockholders in connection with a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        If Purchaser decides, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of the increase is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the 10th business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until at least the expiration of 10 business days from the date the notice of the increase is first published, sent or given to holders of Shares.

        If, on or before the Expiration Date, Purchaser increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

        Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of at least three business days in length after the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer (a "Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, after completion of the first purchase of Shares in the Offer, during which stockholders would be able to tender Shares not tendered in the Offer.

        During a Subsequent Offering Period, tendering stockholders would not have withdrawal rights and Purchaser would promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Purchaser may provide a Subsequent Offering Period so long as, among other things:

  •
  the initial 20-business day period of the Offer has expired;

  •
  Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer;

  •
  Purchaser immediately accepts and promptly pays for all Shares tendered during the Offer prior to its expiration;

  •
  Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period; and

  •
  Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period.

        Purchaser does not currently intend, but reserves the right in its sole discretion, to include a Subsequent Offering Period in the Offer. If Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of the Company consistent with the requirements of the SEC.

        In the event that Purchaser subsequently elects to include a Subsequent Offering Period, no withdrawal rights would apply to Shares tendered during such Subsequent Offering Period and no withdrawal rights would apply during such Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment.

        A request is being made to the Company for use of its stockholder lists and security position listings for the purpose of disseminating the Offer to stockholders. Upon compliance by the Company with this request, this Offer to Purchase, the Letter of Transmittal and all other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholders lists, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares by Purchaser. Alternatively, if the Company so elects, the materials will be mailed to stockholders by the Company. A written request is also being made to the Company pursuant to Section 220 of the DGCL for a list of the Company's stockholders and to inspect the Company's stock ledger.

2.     Acceptance for Payment and Payment.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn before the Expiration Date promptly after the Expiration Date. Subject to any applicable law, including the rules and regulations of the SEC, we reserve the right, in our sole and reasonable discretion, to delay the acceptance for payment or payment for Shares if any of the conditions to the Offer specified in the Introduction or in "The Offer—Section 14—Conditions of the Offer" has not been satisfied or upon the occurrence of any of the events specified in "The Offer—Section 14—Conditions of the Offer". Any determination concerning the satisfaction of the terms and conditions of the Offer shall be within Purchaser's sole discretion, subject to the applicable rules of the SEC. See "The Offer—Section 14—Conditions of the Offer" for more information.

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

  •
  the certificates representing the Shares (the "Share Certificates"), and if applicable, the certificates representing the Rights (the "Rights Certificates"), or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares and, if applicable, Rights (if such procedure is available), into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in "The Offer—Section 3—Procedure for Tendering Shares";

  •
  the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer; and

  •
  any other documents required by the Letter of Transmittal.

        The term "Agent's Message" in this Offer to Purchase means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Under no circumstances will interest on the purchase price for Shares be paid by Purchaser or the Depositary regardless of any extension of the Offer or by reason of any delay in making such payment. Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

        Purchaser reserves the right to transfer or assign to one or more of the Purchaser's affiliates, in whole or from time to time in part, the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

        If any tendered Shares are not purchased under the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered pursuant to the book-entry transfer procedures set forth in "The Offer—Section 3—Procedures for Tendering Shares", such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), promptly following the expiration, termination or withdrawal of the Offer. In the event separate Rights Certificates are issued, similar action will be taken with respect to unpurchased and untendered Rights.

3.     Procedures for Tendering Shares.

        Valid Tender of Shares.    Except as set forth below, for Shares to be validly tendered pursuant to the Offer, either:

  •
  on or prior to the Expiration Date, (a) Share Certificates representing tendered Shares (and prior to the Distribution Date, as such term is defined in the Rights Agreement referred to below, representing tendered Rights) and, after the Distribution Date, Rights Certificates, must be received by the Depositary at its address set forth on the back cover of this Offer to

    Purchase, or such Shares must be tendered pursuant to the book-entry transfer procedures set forth below and a Book-Entry Confirmation must be received by the Depositary, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, must be received by the Depositary at its address and (c) any other documents required by the Letter of Transmittal must be received by the Depositary at its address; or

  •
  the guaranteed delivery procedures set forth below must be followed.

        Holders of Shares will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share. Accordingly, if a Distribution Date has occurred and a stockholder has sold its Rights separately from its Shares and does not otherwise acquire and tender those Rights or an equivalent number thereof, such stockholder may not be able to satisfy the requirements of the Offer for the tender of Shares.

        Separate Delivery of Rights Certificates.    If the Distribution Date has not occurred prior to the Expiration Date, a tender of Shares will also constitute a tender of the associated Rights. If the Distribution Date has occurred and Rights Certificates have been distributed to holders of Shares prior to the time a holder's Shares are purchased pursuant to the Offer, in order for Rights (and the corresponding Shares) to be validly tendered, Rights Certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Depositary or, if available, a Book-Entry Confirmation must be received by the Depositary with respect thereto. If the Distribution Date has occurred and Rights Certificates have not been distributed prior to the time Shares are purchased pursuant to the Offer, Rights may be tendered prior to a stockholder receiving Rights Certificates by use of the guaranteed delivery procedures described below. In any case, a tender of Shares constitutes an agreement by the tendering stockholder to deliver Rights Certificates to the Depositary representing a number of Rights equal to the number of Shares tendered pursuant to the Offer within a period ending on the later of (1) three Nasdaq Global Market trading days after the date of execution of the Notice of Guaranteed Delivery and (2) three business days after the date that Rights Certificates are distributed. Purchaser reserves the right to require that the Depositary receive Rights Certificates, or a Book-Entry Confirmation, if available, with respect to such Rights prior to accepting the associated Shares for payment pursuant to the Offer if the Distribution Date has occurred prior to the Expiration Date. Purchaser will not pay any additional consideration for the Rights tendered pursuant to the Offer.

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and sole risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Book-Entry Transfer.    The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant with the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures. Although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or the guaranteed delivery procedures set forth below must be complied with.

        Required documents must be transmitted to and received by the Depositary at its address set forth on the back cover page of this Offer to Purchase. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal if:

  •
  the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

  •
  such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program ("Eligible Institutions").

        In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 5 to the Letter of Transmittal for more information. If the share certificates representing the Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share certificates not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share certificates representing the Shares must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on such certificates, with the signatures on the Share Certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal for more information.

        If the Share Certificates representing the Shares are forwarded separately to the Depositary, such delivery must be accompanied by a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees.

        Guaranteed Delivery.    If a stockholder desires to tender Shares under the Offer and such stockholder's Share Certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

  •
  within three Nasdaq Global Market trading days after the date of execution of such Notice of Guaranteed Delivery (a) Share Certificates representing tendered Shares are received by the Depositary at its address set forth on the back cover of this Offer to Purchase, or such Shares are tendered pursuant to the book-entry transfer procedures and a Book-Entry Confirmation is received by the Depositary, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, is received by the Depositary at such address and (c) any other documents required by the Letter of Transmittal are received by the Depositary at such address.

        The Notice of Guaranteed Delivery may be delivered to the Depositary by facsimile transmission, or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. The procedures for guaranteed delivery above may not be used during any Subsequent Offering Period.

        Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of:

  •
  Share Certificates representing tendered Shares or a Book-Entry Confirmation with respect to all tendered Shares; and

  •
  a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares and any other documents required by the Letter of Transmittal.

        Accordingly, payment might not be made to all tendering stockholders at the same time, and, among other factors, will depend upon when Share Certificates representing, or Book-Entry Confirmations of, such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

        Backup Withholding.    Under the U.S. federal income tax laws, backup withholding will apply to any payments made pursuant to the Offer unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. If you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a completed Form W-8BEN (or appropriate Form W-8) Certificate of Foreign Status before receipt of any payment.

        Determination of Validity.    All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any condition of the Offer to the extent permitted by applicable law or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. Purchaser's interpretation of the terms and conditions of the Offer (including, without limitation, the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Litex or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

        A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Purchaser that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

        The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

        Appointment of Proxy.    By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution and resubstitution, to the full extent of such stockholder's rights with respect to (a) the Shares tendered by such stockholder and accepted for payment by Purchaser and (b) any and all non-cash dividends, distributions, rights or other securities issued or issuable on or after the date of this Offer to Purchase in respect of such tendered and accepted Shares. All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when and only to the extent that the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the Company's stockholders or with respect to any written consent of the Company's stockholders, and the Purchaser reserves the right to require that in order for Shares or other securities to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting and other rights with respect to such Shares.

        The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer.

4.     Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares under the Offer are irrevocable except that Shares tendered under the Offer may be withdrawn at any time on or before the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after April 30, 2010 if Purchaser has not agreed to accept Shares for payment on or prior to that date. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered under the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights described in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law. A withdrawal of a Share will also constitute a withdrawal of the associated Rights. Rights may not be withdrawn unless the associated Shares are also withdrawn.

        For a withdrawal to be effective, a notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the book-entry transfer procedures as set forth in "The Offer—Section 3—Procedures for Tendering Shares", any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

        Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the expiration of the Offer by following any of the procedures described in "The Offer—Section 3—Procedures for Tendering Shares".

        All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be binding on all parties. None of Purchaser or any of its affiliates or assigns, if any, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        Purchaser does not currently intend to provide a Subsequent Offering Period following the Offer. In the event that Purchaser subsequently elects to provide a Subsequent Offering Period, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

5.     Certain Tax Considerations.

        The following is a general discussion of certain material U.S. federal income tax consequences of the Offer to holders of Shares. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

        For purposes of this discussion, we use the term "U.S. holder" to mean:

  •
  a citizen or individual resident of the United States for U.S. federal income tax purposes;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

  •
  a trust if it (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

  •
  an estate the income of which is subject to U.S. federal income tax regardless of its source.

        A "non-U.S. holder" is a person (other than a partnership) that is not a U.S. holder.

        This discussion assumes that a holder holds the Shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, stockholders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, stockholders who hold Shares as part of a hedge, straddle, constructive sale or conversion transaction, or stockholders who acquired their Shares through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders. Holders are urged to consult their own tax advisors to determine the particular tax consequences, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for Shares pursuant to this Offer.

        If a partnership holds Shares, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding Shares, you should consult your tax advisors.

U.S. Holders

        The receipt of cash pursuant to this Offer by U.S. holders of Shares will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of Shares will recognize gain or loss equal to the difference between (1) the amount of cash received in exchange for such Shares; and (2) the U.S. holder's adjusted tax basis in such Shares. If the holding period in Shares sold pursuant to this Offer is greater than one year as of the date of the sale, the gain or loss will be long-term capital gain or loss. Long-term capital gains recognized by an individual in the taxable years beginning before January 1, 2011 will generally be subject to a maximum U.S. federal income tax rate of 15%. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If a U.S. holder acquired different blocks of Shares at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of Shares.

Non-U.S. Holders

        Any gain realized on the receipt of cash pursuant to this Offer by a non-U.S. holder generally will not be subject to U.S. federal income tax unless: (1) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder); (2) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or (3) the Company is or has been a "United States real property holding corporation" for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of the Shares at any time during the five years preceding the sale. An individual non-U.S. holder described in clause (1) above will be subject to tax on the net gain derived from the sale of Shares under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in clause (2) above will be subject to a flat 30% tax on the gain derived from the sale of Shares, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under clause (1) above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. If a non-U.S. holder falls under clause (3) above, such foreign stockholder could be subject to U.S. federal income tax on the gain realized on the sale of Shares, including in the case of a foreign corporation, branch profits tax, and a withholding tax at a rate of 10% could apply to proceeds from the sale of Shares.

        A holder whose Shares are purchased in the Offer may be subject to backup withholding unless certain information is provided to the Depositary or any exemption applies. See "Introduction" and "The Offer—Section 3—Procedures for Tendering Shares."

6.     Price Range of Shares.

        The following table sets forth for the periods indicated the last reported high and low sales prices per share on the OTCQX (see "The Offer—Section 7—Possible Effects of the Offer on the Market for

the Shares; Stock Exchange Listing; Registration Under the Exchange Act") as reported in published financial sources:

	High	Low
Calendar Year Ended December 31, 2008
First Quarter	$9.75	$7.52
Second Quarter	$8.19	$6.40
Third Quarter	$6.51	$2.85
Fourth Quarter	$3.92	$1.39
Calendar Year Ended December 31, 2009
First Quarter	$2.10	$0.95
Second Quarter	$2.62	$1.25
Third Quarter	$3.53	$1.63
Fourth Quarter	$3.41	$1.70
Calendar Year Ending December 31, 2010
First Quarter (through March 1, 2010)	$3.50	$2.50

        On March 1, 2010, the last full trading day before the announcement of our intention to commence the Offer, the last reported sales price of the Shares reported on the OTCQX was $3.30 per Share. On January 14, 2010, the last trading day before Litex made public its proposal to acquire the Company at $3.25 per Share, the last reported sales price of the Shares reported on the OTCQX was $2.89 per Share. The revised Offer price of $5.25 per Share represents a premium of approximately 81.7% over the Company's closing stock price on January 14, 2010 and a premium of approximately 124.4% over the Company's average closing stock price of $2.34 per Share for the 60 trading days ended January 14, 2010. The revised Offer price of $5.25 per Share represents a premium of approximately 48.7% over the Company's 52-week high price of $3.53 on August 7, 2009. Please obtain a recent quotation for your Shares prior to deciding whether or not to tender.

7.     Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act.

        Possible Effects of the Offer on the Market for the Shares.    If the Offer is successful, we and Litex intend, as soon as practicable following the consummation of the Offer, to have Litex and Purchaser, or another direct or indirect wholly-owned subsidiary of Litex, consummate the Proposed Merger pursuant to which each then outstanding Share (other than Shares held by Litex and its subsidiaries, Shares held in the treasury of the Company, Shares held by subsidiaries of the Company, if any, and Shares held by the Company's stockholders who have perfected their appraisal rights) would be converted into the right to receive an amount in cash per share equal to the highest price per share paid by us pursuant to the Offer, without interest (and less any applicable withholding taxes). If the Proposed Merger takes place, stockholders who do not tender in the Offer (other than those who have perfected their appraised rights) will be entitled to receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Proposed Merger takes place, the only differences between tendering and not tendering Shares in the Offer is that tendering stockholders will be paid earlier and stockholders who do not tender and who do not vote in favor of the Proposed Merger may exercise appraisal rights. However, if the Offer is consummated and the Proposed Merger does not take place, the number of stockholders and the number of Shares that might otherwise trade publicly may be so small that there may no longer be an active public trading market (or possibly any public trading market) for the Shares. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer.

        Stock Exchange Listing.    The Company's Common Stock traded on the NASDAQ Global Market under the symbol "CRFT," until recently when, effective November 29, 2009, the Company voluntarily delisted the Common Stock from NASDAQ. The Company voluntarily delisted its Common Stock by filing an application on Form 25 with the SEC, and since November 30, 2009, the Common Stock has been traded on OTCQX, operated by Pink OTC Markets, Inc. ("OTCQX") under the symbol "CRFT.PK." The Company's Common Stock is registered under Section 12(b) of the Exchange Act, but the Company made the determination to deregister the Common Stock pursuant to Rule 12d2-2(d)(2) promulgated under the Exchange Act, and is in the process of accomplishing this deregistration by filing with the SEC a Form 15 on January 29, 2010. As of the date of this Offer, and due to the voluntary action of the Company, the Common Stock is now delisted from the NASDAQ effective November 29, 2009 and its deregistration becomes effective 90 days following the filing date of Form 15 (or April 28, 2010).

        Furthermore, prior to its deregistration becoming effective, the Company requested from staff at the SEC that it be allowed to suspend its remaining obligations to make certain current and periodic reports required under the Exchange Act. The Company was granted this request by an SEC No Action Letter dated January 27, 2010 ("SEC No Action Letter"). By voluntarily delisting and deregistering its Common Stock, the Company has effectively been relieved of requirements under the Exchange Act to periodically disclose material financial and other information to the investing public and its stockholders. The effect of the SEC No Action Letter and the soon to be effective termination of the registration of the Common Stock under the Exchange Act has substantially reduced the information required to be furnished by the Company to holders of Shares and to the SEC and has made certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholders meeting and the related requirements to furnish an annual report and to provide periodic financial disclosures to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Common Stock. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be restricted.

        It is the intent of Litex to follow through with and complete the deregistration initiated by the Company. Litex further intends to cause the Common Stock to cease trading on the OTCQX as soon as practicable following consummation of the Proposed Merger.

        Rights.    Under the terms of the Rights Agreement, as soon as practicable following the Distribution Date, Rights Certificates will be mailed to holders of record of the Shares as of the close of business on the Distribution Date, as such term is defined in "The Offer—Section 14—Conditions of the Offer". If the Distribution Date has occurred and the Rights separate from the Shares, we believe the foregoing discussion with respect to the effect of the Offer on the market for the Shares, the OTCQX listing and Exchange Act registration would apply to the Rights in a similar manner.

8.     Certain Information Concerning the Company.

        The information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Litex, Purchaser, their affiliates, the Dealer Manager, the Information Agent or the Depositary has received any representations from the Company regarding any information contained in such documents or records or the completeness or accuracy of any such information, and none of Litex, Purchaser, their affiliates, the Dealer Manager, the Information Agent or the Depositary generally has access to a means of obtaining independently verified information, or themselves verifying any such information, concerning the Company. None of Litex, Purchaser, their affiliates, the Dealer Manager, the Information Agent or the Depositary can

take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Litex, Purchaser, their affiliates, the Dealer Manager, the Information Agent or the Depositary, except to the extent required by law.

        According to the Company's Form 10-K filed on September 19, 1995, the Company was incorporated in the State of Texas on July 16, 1985 under the name of Mastercraft International, Inc. On December 27, 1991, the Company changed its state of incorporation from Texas to Delaware. The principal executive offices of the Company are located at 650 South Royal Lane, Suite 100, Coppell, Texas 75050 and its telephone number is (972) 393-3800. According to the Company's Form 10-K for the fiscal year ended June 30, 2009 filed on September 28, 2009, the Company sells a wide variety of home-related furnishings and products to both specialty retailers and mass merchandisers.

        Specialty is the reporting segment of the Company's business principally engaged in the design, distribution and marketing of ceiling fans, light kits, bath-strip lighting, interior lighting fixtures, light bulbs, door chimes, ventilation systems, outdoor patio furniture and related accessories to showrooms, patio dealers and electrical wholesalers. The Specialty ceiling fan product line consists of over 60 premium priced to lower priced ceiling fans and its distributed under the Craftmade® trade name.

        Mass is the reporting segment of the Company's business principally engaged in the design, distribution and marketing of outdoor and indoor lighting, outdoor patio furniture, various fan accessories and lamp parts and home décor items to mass merchandisers. The Mass segment includes sales from four Craftmade subsidiaries: Trade Source International, PHI, Design Trends and Woodard. Trade Source, PHI and Woodard are wholly-owned subsidiaries and Design Trends is 50% owned by Craftmade. Dolan Northwest, LLC, an unaffiliated Oregon limited liability company, owns the remaining 50% of Design Trends.

        Additional Information.    Sales of the Company's fans, lighting related products and outdoor furniture continue to be affected by the extremely weak overall housing market, a difficult credit environment and reduced consumer spending. Net sales for the Company decreased $10,887,000, or 16.1%, to $56,540,000 for the six months ended December 31, 2009, from $67,427,000 for the six months ended December 31, 2008. Management of the Company believes that the decline in the housing market and the overall economic downturn will continue to negatively impact the sales of the Company's product lines, particularly in the Specialty segment, which is closely correlated to new home starts. In the Mass segment, based on feedback from Lowe's, the Company expects to see a reduction in the number of fan accessory SKUs it provides. Participation in Lowe's annual line reviews could result in a partial or complete reduction of SKUs in the product lines currently offered to Lowe's. Furthermore, with $34,922,000 in net debt as of December 31, 2009, the Company is considerably over-levered. On November 9, 2009, the Company announced its intention to delist its common stock from the NASDAQ Global Market. The Company subsequently deregistered its common stock with the SEC and suspended its reporting obligations under the Exchange Act.

        Prior to the effective date of the SEC No Action Letter and deregistration (see "The Offer—Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration Under the Exchange Act"), the Company was subject to the informational requirements of the Exchange Act and in accordance therewith was required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such material also may be obtained by mail, upon payment of the SEC's prescribed fees, from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549.

9.     Certain Information Concerning the Purchaser and Litex.

        Purchaser is a newly-organized Texas limited liability company organized in connection with the Offer and the Proposed Merger and has not carried on any activities other than in connection with the Offer and the Proposed Merger. Purchaser was organized under the laws of Texas on December 8, 2009. Purchaser is a wholly-owned subsidiary of Litex. The principal offices of both Purchaser and Litex are located at 3401 W. Trinity Boulevard, Grand Prairie, Texas 75050. The telephone number of both Purchaser and Litex is 972-871-4350.

        Litex Industries, Limited, is a privately owned company and one of the largest independent ceiling fan and lighting distributors in the United States. Litex was founded in 1980 and imports ceiling fans and lighting fixtures ranging from classical to imaginative. Our state-of-the-art manufacturing and distribution facilities combined with our exceptional quality control standards plants us on the cutting edge of the industry.

        The name, business address, present principal occupation or employment, five year employment history and citizenship of each manager and executive officer of Litex and Purchaser are set forth on Schedule I hereto. None of Purchaser, Litex, or, to the best of their knowledge, any of the persons listed on Schedule I hereto, has, during the past five years, (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (excluding matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

        Litex currently beneficially owns 234,356 Shares which are held of record by Wells Fargo Advisors, LLC. Neither Litex nor Purchaser beneficially owns any other Shares. The 234,356 Shares beneficially owned by Litex represent approximately 4.1% of the issued and outstanding Shares believed by Litex to be outstanding as of the date of this Offer to Purchase. Except for the foregoing and except as set forth elsewhere in this Offer to Purchase (including "The Offer—Section 11—Background of the Offer") or Schedule I to this Offer to Purchase: (i) none of Litex, Purchaser and, to Litex's and Purchaser's knowledge, the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Litex, Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of Litex, Purchaser and, to Litex's and Purchaser's knowledge, the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) none of Litex, Purchaser and, to Litex's and Purchaser's knowledge, the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between Litex, Purchaser, their subsidiaries or, to Litex's and Purchaser's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Litex the Purchaser, their subsidiaries or, to Litex's and the Purchaser's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        We do not believe our financial condition or the financial condition of Litex is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) consummation of the Offer is not conditioned upon any financing arrangements or subject to a financing condition, (iii) if we consummate the Offer, we expect to acquire all remaining Shares for the same cash price in the Proposed Merger and (iv) Litex has, and will arrange for us to have, sufficient funds to purchase all outstanding Shares pursuant to the Offer and the Proposed Merger and to pay related fees and expenses.

        Additional Information.    Litex is a privately held company. For more information relating to Litex, please visit www.litexfans.com. For more information about Litex's proposal to acquire the Company, including the Offer, please visit www.litexfans.com.

10.   Source and Amount of Funds.

        Purchaser estimates that approximately $29,000,000 would be required to acquire all of the Company's presently outstanding Shares, to pay for all outstanding options and warrants whose exercise price is less than $5.25 per share and to pay fees and expenses related to the Offer and Proposed Merger. In addition, Purchaser estimates that approximately $35,053,000 (as of the last available Company balance sheet dated December 31, 2009) will be required, if necessary, to discharge the current outstanding Company Indebtedness, as that term is defined below. Litex expects to contribute or otherwise advance to Purchaser the funds necessary to consummate the Offer and the Proposed Merger and to pay the related fees and expenses. It is anticipated that all of such funds will be obtained from Litex's general corporate funds. Litex had liquid assets of approximately $57,000,000 as of December 31, 2009 comprised of approximately $340,000 in cash and cash equivalents, approximately $19,660,000 of marketable securities and approximately $37,000,000 of other liquid assets. Neither Purchaser nor Litex have any alternative financing plans or arrangements.

        The Offer is not conditioned upon any financing arrangements or subject to a financing condition.

11.   Background of the Offer.

        Litex regularly considers a variety of strategic transactions to enhance its business, including acquisitions of companies, businesses, intellectual properties and other assets.

        Litex first considered acquiring the Company in May 2007. At that time, the Company issued a press release announcing it had retained Mazzone & Associates to assist the Company in "evaluating its strategic alternatives to enhance shareholder value". The Company's press release further stated that those alternatives could "include raising capital, possible acquisitions by the Company or a potential sale of the Company".

        In response to the Company's press release, Litex contacted Mazzone & Associates, executed a confidentiality agreement, provided evidence that it was financially capable of consummating an acquisition, received and reviewed the Company's confidential information and submitted a bid to acquire the Company conditioned upon further due diligence.

        The Company never responded to Litex's bid even though it stated in its May 2007 press release that it was considering multiple strategic alternatives, including a "potential sale of the Company".

        In the second quarter of 2009, Litex again communicated to the Company's Board of the Directors its interest in discussing a possible business combination between Litex and the Company. This possible business combination included the acquisition of the Company by Litex. The Company responded by stating it was not for sale and rejected further discussions with Litex.

        On January 8, 2010, Litex delivered to the Company's Board of Directors a letter containing a cash offer to acquire all of the Company's issued shares for $3.25 per share ("January 2010 Offer Letter"). The terms outlined in the January 2010 Offer Letter included no financing conditions. A copy of the Litex January 2010 Offer Letter is set forth below.

January 8, 2010
James R. Ridings, Chairman
William E. Bucek, Director
A. Paul Knuckley, Director
R. Don Morris, Director
Lary Snodgrass, Director
Craftmade International, Inc.
650 South Royal Lane
Suite 100
Coppell, Texas 75019

Gentlemen:

Litex Industries, Limited ("Litex") is interested in acquiring all of the common stock of Craftmade International, Inc. ("Craftmade") in an all cash transaction.

Litex has tried multiple times to open discussions regarding our interest in acquiring Craftmade's common stock. Since Litex's prior advances have been rebuffed, we are now formally communicating our strong interest in pursuing an acquisition of Craftmade to its Board of Directors.

Litex proposes acquiring all of Craftmade's outstanding common stock for a price of $3.25 per share paid in cash at closing. Litex's proposal is based upon its review of Craftmade's publicly available information and is not subject to any financing contingency. Litex may be willing to pay more than $3.25 per share once we receive and review current financial and business information. Litex is prepared to sign a confidentiality agreement and, if there is particularly sensitive customer information, Craftmade may provide that information to us in reasonably redacted form.

Litex is also prepared to immediately draft a definitive agreement which would contain, at a minimum, a provision for cancellation of Craftmade's shareholder rights plan (poison pill) before closing.

Litex has engaged Stifel, Nicolaus & Company, Incorporated as our financial advisor and Greenberg Traurig, LLP as our external legal counsel. Our proposal is negotiable. Litex is very confident that a transaction can be consummated which is in the best interest of Craftmade's shareholders and which maximizes those shareholders' current investment value.

Litex's $3.25 per share offer represents a premium of 75.7% to Craftmade's closing price on December 31, 2009 of $1.85 and a 70.2% premium to Craftmade's average closing price of $1.91 over the past 30 trading days ended December 31, 2009. Those indicated premiums are well above what acquirers normally pay as the average premium paid by purchasers for U.S. company acquisitions between $10 million and $100 million since January 1, 2006 has been 42.6%.

Given the risk and uncertainty of operating in these difficult economic times, Litex firmly believes our $3.25 per share proposal provides each Craftmade shareholder with immediate value well beyond that which could be achieved by Craftmade on a long-term, stand-alone basis. By all financial measures–multiples of EBITDA, free cash flow, net income, and book value–our proposal is a compelling realization event for Craftmade shareholders.

Litex sees consolidation in the ceiling fan and lighting industry increasing in pace for the foreseeable future. A company's size and financial strength will significantly impact its future success by 1) determining prices it can negotiate with suppliers, 2) spreading fixed costs over a larger revenue base, and 3) attracting and/or negotiating the cost of capital. Litex's review of Craftmade's credit facilities and current market capitalization indicates Craftmade is simply not large enough to compete effectively as an independent company.

Litex is one of the largest independent ceiling fan and lighting distributors in the United States with revenues of approximately $200 million. Litex's growth and profitability, even during the tough economic times of the past two years, are a direct result of our focused customer service, innovation, strategic acquisitions and internal growth. Litex has an exceptionally strong balance sheet with considerable cash on hand, no debt (excluding trade payables), significant retained earnings, and enviable financing options.

Litex intends to initially integrate Craftmade into its operations as an independent subsidiary. Full integration would occur at a later point in time. Additionally, Litex would retain sufficient Craftmade senior personnel to ensure the success of the combined entity and to provide for future management succession at Litex.

Due diligence would be normal and customary and we would expect to complete this process expeditiously. We would also permit Craftmade to conduct a "market check" to determine whether a superior proposal could be obtained. We do not anticipate any delays due to obtaining any required regulatory approvals.

While it remains Litex's preference to negotiate a mutually acceptable transaction, Litex will pursue this transaction directly with your shareholders should you disregard this proposal. Litex may also make an announcement of its intent to acquire Craftmade during the upcoming Dallas Lighting Show because of the significance of this proposal.

Litex believes it is in Craftmade shareholders' best interest that you consider our proposal and exercise your fiduciary responsibilities. Litex's officers, directors and advisors are prepared to meet with Craftmade's Board of Directors and/or executive management at your convenience. We look forward to your prompt response.

Please call me directly at (972) 871-4350 to discuss this proposal. You may also contact Jon Mahan of Stifel, Nicolaus & Company, Incorporated, at (443) 224-1413, or John C. Dickey of Greenberg Traurig, LLP, at (214) 665-3600.

Sincerely,

Litex Industries, Limited

John Mares

Chief Financial Officer and Board Member

cc:
J. Marcus Scrudder (CEO Craftmade International, Inc.)
Jon Mahan
John C. Dickey, Esq.
Alan Annex, Esq.
Bryan D. Barnard, Esq. (Haynes and Boone, LLP)

        On January 13, 2010 and without engaging in any substantive negotiations with Litex, the Company's Board of Directors rejected the all cash acquisition offer from Litex.

        Litex has made numerous attempts to discuss a potential acquisition of the Company by Litex with the Company's Board of Directors. In a discussion with individual members of the Company's Board of Directors and a formal presentation to the Company's senior management of Litex's January 2009 Offer Letter, Litex set forth its view as to the benefits to the Company's stockholders of an acquisition of the Company by Litex. Litex has repeatedly indicated that it would be prepared to move expeditiously to complete the all cash transaction without the need for financing arrangements.

        To date, the Company's Board of Directors has been unwilling to engage in substantive discussions with Litex regarding a possible acquisition of the Company.

        On March 2, 2010, Litex and Purchaser commenced the Offer.

12.   Purpose of the Offer; Plans for the Company; Statutory Requirements; Approval of the Merger; Appraisal Rights.

        Purpose of the Offer; Plans for the Company.    The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company.

        In addition to the Offer, we are considering taking action, as permitted under the Company's governing documents, to solicit consents from the holders of Common Stock to replace the current members of the Board of Directors with directors proposed by Litex. This consent solicitation would be in lieu of holding a meeting and would, upon the replacement of the existing members of the Board of Directors, be aimed at facilitating, subject to the fiduciary duties under applicable law of such new members, the immediate negotiation and approval of the terms of a Proposed Merger and merger agreement.

        This Offer to Purchase is not intended to and does not constitute (i) a solicitation of a proxy, consent or authorization for or with respect to the annual meeting or any special meeting of the Company's stockholders or (ii) a solicitation of a consent or authorization in the absence of any such meeting. Any such solicitation which Litex and/or its affiliates may make will be made only pursuant to proxy solicitation materials complying with all applicable requirements of Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

        Proposed Merger.    If the Offer is consummated, Litex intends, as soon as practicable after consummation of the Offer, to cause the Company to consummate the Proposed Merger. Pursuant to the Proposed Merger, each Share outstanding immediately prior to the effective time of the Proposed Merger (other than Shares held by Litex and its subsidiaries, Shares held in the treasury of the Company, Shares held by subsidiaries of the Company, if any, and Shares held by the Company's stockholders who have perfected their appraisal rights) would be converted into the right to receive cash in an amount equal to the highest price per share paid by Purchaser pursuant to the Offer, without interest (and less applicable withholding taxes). Upon consummation of the Proposed Merger, the Company would be a wholly-owned subsidiary of Litex.

        Effect on Company Indebtedness.    The following summary of Company Indebtedness is qualified in its entirety by reference to certain loan agreements and deed of trust, copies of which are filed as exhibits to the Company's Forms 8-K filed on July 16, 2009 and November 20, 2007. The Company has a number of financing arrangements that may be affected by the Offer. In July of 2009, the Company, along with several of its subsidiaries, entered into a Revolving Loan Agreement with Bank of America, N.A. (the "Bank of America Loan"). The Bank of America Loan provides revolving loans in an aggregate amount of up to $40,000,000, and is secured by substantially all of the Company's assets, excluding certain real estate holdings. In July of 2009 a wholly owned subsidiary of the Company obtained a Term Loan Agreement with The Frost National Bank, San Antonio, Texas (the "Frost Loan"). The principal on the Frost Loan is $3,500,000, and is secured by a manufacturing and distribution facility. In November of 2007, a wholly-owned subsidiary of the Company executed a Promissory Note in the aggregate principal amount of $11,000,000, payable to Allianz Life Insurance Company of North America ("Allianz"). As security for the payment and performance of the Promissory Note, Allianz was granted, pursuant to a Deed of Trust, Mortgage and Security Agreement ("Deed of Trust"), a deed of trust lien in the Company's principal place of business located at 650 S. Royal Lane, Coppell, Texas. The Bank of America Loan, Frost Loan and the Deed of Trust are referred to collectively as the "Company Indebtedness." The terms of the Company Indebtedness contain customary provisions that could be triggered by the Offer, such as rights of the lenders to take certain actions upon a change of control in the Company or a transfer of ownership interests in the Company ("Triggering Events"). Litex plans to assume or discharge the Company Indebtedness on terms acceptable to Litex.

        Other Plans.    In connection with the Offer, Litex and Purchaser have reviewed, and will continue to review on the basis of publicly available information, various possible business strategies that they might consider if Purchaser acquires control of the Company. In the event Purchaser acquires control of the Company, Purchaser currently anticipates that it will make a change in the Board of Directors of the Company such that the new board would consist, among other possible board members, of the current officers of Purchaser. We expect that the new board, subject to its fiduciary duties under applicable law, would take such action to (i) cause the amendment of the Rights Agreement or redeem the Rights, or otherwise act to satisfy the Rights Condition, (ii) approve the Offer and the Proposed Merger, and (iii) take any other actions necessary to cause or permit the Proposed Merger to be consummated.

        Neither this Offer to Purchase nor the Offer constitutes a (i) solicitation of proxies, consents or authorization for or with respect to the annual meeting or any special meeting of the Company's stockholders or (ii) a solicitation of a consent or authorization in the absence of any such meeting. Any such solicitation which Litex and/or its affiliates may make will be made only pursuant to proxy solicitation materials complying with all applicable requirements of Section 14(a) of the Exchange Act, and the rules and regulations promulgated thereunder.

        Purchaser further anticipates that it will continue the Company's current policy of paying down Company Indebtedness in lieu of payment of dividends to stockholders. Furthermore, where there are economic efficiencies to be recognized by combining certain operations among the Company, Purchaser and Litex, Purchaser may take such action to combine operations as it deems appropriate. Purchaser expects that a reorganization of the Company may include a spin off of certain real estate from the operations of the Company.

        If and to the extent that Purchaser acquires control of the Company or otherwise obtains access to the books and records of the Company, Purchaser intends to conduct a detailed review of the Company and its assets, financial projections, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes in addition to those discussed above would be desirable in light of the circumstances which then exist. Such strategies could include, among other things and in addition to those discussed above, changes in the Company's business, facility locations, assets, corporate structure, marketing strategies, capitalization, management or dividend policy.

        Except as indicated in this Offer to Purchase, Purchaser does not have any current plans or proposals which relate to or would result in (i) any extraordinary transaction, such as a merger, reorganization or liquidation of the Company or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company, or (iv) any other material change in the Company's corporate structure or business.

        Statutory Requirements, Company Board and Stockholder Approval.    The timing and details of the consummation of the Offer and the Proposed Merger depend on a variety of factors and legal requirements, the number of Shares (if any) acquired by Purchaser pursuant to the Offer, and most importantly, actions of the Company's Board of Directors. In general (other than with respect to short-form mergers, described below), under the DGCL, the approval of both the stockholders and the board of directors of a corporation is required to effect a merger of that corporation with or into another corporation. Except in the case of a short-form merger, the Proposed Merger can only be effected with the approval of the Company's Board of Directors and the affirmative vote of the holders of at least a majority of the outstanding shares. If the Offer is consummated, Purchaser will own Shares representing at least a majority of the outstanding Shares after consummation of the Offer, and will have the voting power necessary to assure approval of the Proposed Merger by the Company's stockholders.

        If Purchaser consummates the Offer, Purchaser will seek to have the Company consummate the Proposed Merger as soon as practicable. Because the Proposed Merger must be approved by the Company's Board of Directors, the Proposed Merger could, nonetheless, be delayed if the Company's Board of Directors refuses to negotiate and approve a merger agreement.

        Although Litex and Purchaser currently intend to propose the Proposed Merger on the terms described in this Offer to Purchase, if the Company's Board of Directors refuses to negotiate and approve a merger agreement, it is possible that, as a result of substantial delays in Litex's and Purchaser's ability to effect such a transaction, actions the Company may take in response to the Offer, information Litex and Purchaser obtain hereafter, changes in general economic or market conditions or in the business of the Company or other currently unforeseen factors, such a transaction may not be so proposed, may be delayed or abandoned or may be proposed on different terms, and accordingly, under such circumstances, there can be no assurance that the Proposed Merger or another merger or business combination between the Company, Litex and Purchaser will occur (and if so, what the timing of such a transaction would be). Purchaser reserves the right not to propose a merger or other similar business combination with the Company or to propose such a transaction on terms other than those described in this Offer to Purchase.

        Short-Form Merger.    Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself or itself into such subsidiary, without any action or vote on the part of the board of directors or stockholders of such other corporation (a "short-form merger"). If Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares (where the conditions in "The Offer—Section 14—Conditions of the Offer", including, if applicable, the HSR Condition, have been satisfied), Purchaser will be able to effect the Proposed Merger without a vote of the Company's stockholders. Undertaking a short-form merger generally will permit stockholders receiving consideration pursuant to the Proposed Merger to receive such consideration more promptly than in a merger in which a stockholder vote is required (assuming all other conditions have already been met).

        Appraisal Rights.    You do not have appraisal rights as a result of the Offer. However, if a merger involving the Company is consummated, stockholders of the Company who have neither voted in favor of the merger nor consented thereto in writing, who timely submit a demand for appraisal in accordance with the requirements of Section 262 of the DGCL and who otherwise comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger) and to receive payment of such fair value in cash (all such Shares collectively, the "Dissenting Shares"). Any such judicial determination of the fair value of the Dissenting Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than, or the same as, the price per Share paid pursuant to the Offer or the consideration paid in such a merger. Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Shares is less than the price paid in the Offer.

        If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the price per share paid in the Offer.

        Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

        The foregoing discussion is not a complete statement of the DGCL or U.S. federal law and is qualified in its entirety by reference to the DGCL and applicable U.S. federal law.

        "Going-Private" Transactions.    Rule 13e-3 under the Exchange Act is applicable to certain "going—private" transactions and may, under certain circumstances, be applicable to the Proposed Merger. Purchaser does not believe that Rule 13e-3 will be applicable to the Proposed Merger unless the Proposed Merger is consummated more than one year after the termination of the Offer. However, in the event that Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Proposed Merger is consummated more than one year after the completion of the Offer, or an alternative transaction is effected whereby stockholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Proposed Merger or alternative transaction and the consideration offered to minority stockholders in the Proposed Merger or alternative transaction be filed with the SEC and distributed to minority stockholders before the consummation of any such transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company's being able to terminate its Exchange Act registration, in the event the deregistration process initiated by the Company has not already been completed. See "The Offer—Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act" for more information. If such registration were terminated, Rule 13e-3 would be inapplicable to any future merger or alternative transaction.

        Other.    Purchaser reserves the right to purchase, following the consummation or termination of the Offer, additional Shares in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise. In addition, in the event that Purchaser consummates the Offer and decides not to pursue the Proposed Merger, Purchaser will evaluate its other alternatives. Such alternatives could include proposing a merger on terms other than those of the Proposed Merger, purchasing additional Shares in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise, or taking no further action to acquire additional Shares. Any additional purchases of Shares could be at a price greater or less than the price to be paid for Shares in the Offer and could be for cash or other consideration. Alternatively, Purchaser or any of its affiliates may sell or otherwise dispose of any or all Shares acquired in the Offer or otherwise. Each such transaction may be effected on terms and at prices then determined by Purchaser or the applicable affiliate, which may vary from the terms and price in the Offer.

13.   Dividends and Distributions.

        If, on or after the date of this Offer to Purchase, the Company should (i) split, combine, reclassify or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares, (iii) issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on the date of this Offer to Purchase of employee stock options outstanding as of such date or exercise of the warrants outstanding as of such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, or (iv) disclose that it has taken such action (which disclosure had not been previously made prior the date of this Offer to Purchase), then, without prejudice to our rights under "The Offer—Section 14—Conditions of the Offer", Purchaser may, in its sole discretion, make such adjustments in the purchase price and other terms of the Offer as it deems appropriate, including, without limitation the number or type of securities to be purchased.

        If, on or after the date of this Offer to Purchase, the Company should declare or pay any dividend on the Shares or any distribution with respect to the Shares (including the issuance of additional Shares or other securities or rights to purchase of any securities) that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under "The Offer—Section 14—Conditions of the Offer", (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced to the extent of any such cash dividend or distribution and (ii) the whole of any such non-cash dividend or distribution to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer or (b) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution, issuance or proceeds thereof and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

14.   Conditions of the Offer.

The Offer is conditioned upon the following:

        The Minimum Condition.    Consummation of the Offer is conditioned upon there having been validly tendered and not withdrawn at least the number of Shares, which, together with the Shares then owned by Litex and its subsidiaries (including Purchaser), represents at least a majority of the total number of Shares then outstanding on a fully-diluted basis (taking into account, without limitation, all Shares issuable upon the exercise of any options, warrants, convertible securities or rights or pursuant to other contractual obligations) on the date of the purchase of Shares pursuant to the Offer. We refer to this condition in this Offer to Purchase as the "Minimum Condition".

        The Company has authorized 15,000,000 shares of Common Stock, of which we believe there are 5,760,214 shares of Common Stock outstanding on a fully-diluted basis, including the 234,356 shares of Common Stock owned by Litex. Such number of shares consists of (i) 5,754,500 shares of Common

Stock issued and outstanding as of March 1, 2010, based upon information reported in the Company's Quarterly Report provided on the Company's website for the quarterly period ended December 31, 2009 (the "Company Quarterly Report") and Statements of Changes in Beneficial Ownership of Securities provided on the Company's website, (ii) a maximum of all options outstanding as of March 1, 2010 with respect to 139,700 shares of the Common Stock, as reported in the Company Quarterly Report and Statements of Changes in Beneficial Ownership of Securities provided on the Company's website, and (iii) a maximum of 200,000 shares of Common Stock that may be issued pursuant to the exercise of warrants reported in the Company's Quarterly Report.

        Based on Litex's current beneficial ownership of 234,356 Shares, which were acquired on the open market and are held of record by Wells Fargo Advisors, LLC, if 5,760,214 Shares are outstanding on a fully-diluted basis (inclusive of the Shares beneficially owned by Litex) and if 2,650,751 Shares were tendered and not withdrawn prior to the Expiration Date, the Minimum Condition would be satisfied.

        The Rights Condition.    Consummation of the Offer is conditioned upon the Company's Board of Directors having redeemed the Rights, or Purchaser being satisfied, in its reasonable discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger (the "Rights Condition"). The following summary is qualified in its entirety by reference to the Rights Agreement.

        The terms of the Rights are set forth in the Rights Agreement, attached as an exhibit to the Company's Form 8-A filed July 9, 1999, as amended by an Amendment No. 1 to Rights Agreement dated as of June 9, 2009 filed on Form 8-A/A June 15, 2009 (such Rights Agreement, as so amended, the "Rights Agreement"). The following discussion is qualified in its entirety by reference to the Rights Agreement. According to the Rights Agreement, in June 1999, the Company's Board of Directors declared a dividend distribution of one Right for each outstanding Share held by stockholders of record as of July 19, 1999. The Rights also attach to new Shares issued after July 19, 1999. Each Right initially entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred Stock, par value $1.00 per share (the "Preferred Stock") at a price of $48.00 per one one-thousandth of a share, subject to adjustment.

        The Rights separate from the Company's Common Stock upon the earlier of (i) ten business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Stock, or (ii) ten business days following the commencement of a tender or exchange offer that would result in a person or group beneficially owning 15% or more of such outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date").

        Except for certain narrow exceptions set forth in the Rights Agreement, in the event that (i) the Company is the surviving corporation in a merger or other business combination with an Acquiring Person (or associate or affiliate thereof) and the Company's Common Stock remains outstanding and unchanged, (ii) any person acquires beneficial ownership of more than 15% of the outstanding shares of Common Stock, or (iii) there is a reclassification of securities, a recapitalization of the Company or any of certain business combinations or other transactions involving the Company or any of its subsidiaries which has the effect of increasing by more than 1% the proportionate share of any class of the outstanding equity securities of the Company or any of its subsidiaries beneficially owned by an Acquiring Person (or associate or affiliate thereof), each holder of a Right (other than the Acquiring Person) will have the right to receive, upon exercise, Common Stock having a value equal to two times the Purchase Price (as defined in the Rights Agreement) of the Right. All Rights that are beneficially owned by any Acquiring Person will be null and void. These events, along with the events described in the paragraph immediately below, are described as "Triggering Events" in the Rights Agreement.

        Additionally, in the event that, at any time following a person becoming an Acquiring Person, (i) the Company enters into a merger or other business combination transaction in which the Company is not the surviving corporation, (ii) the Company is the surviving corporation in a consolidation, merger or similar transaction pursuant to which all or part of the outstanding shares of Common Stock are changed into or exchanged for stock or other securities of any other person or cash or any other property or (iii) more than 50% of the combined assets, cash flow or earning power of the Company and its subsidiaries is sold or transferred, each holder of a Right will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the Purchase Price of the Right.

        At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of common stock, the Board of Directors of the Company may, without payment of the Purchase Price by the holder, exchange the Rights (other than Rights owned by such person or group, which will become void), in whole or in part, for shares of common stock at an exchange ratio of one-half (1/2) the number of shares of common stock for which a Right is exercisable immediately prior to the time of the Company's decision to exchange the Rights. The Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.001 redemption price.

        As provided in the Amendment No. 1 to Rights Agreement dated June 9, 2009 referred to above, the Rights will expire on June 23, 2014 (the "Rights Expiration Date"), unless the Rights Expiration Date is extended or unless the Rights are earlier redeemed by the Company. Until a Right is exercised, the holder will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

        Based on information made publicly available by the Company, Purchaser believes that, as of the date of this Offer to Purchase, the Rights are not exercisable, Rights Certificates have not been issued and the Rights are evidenced by the Share Certificates. Purchaser believes that if the Rights Condition is satisfied, the Rights Agreement will not be an impediment to consummating either the Offer or the Proposed Merger.

        The HSR Condition.    Consummation of the Offer is conditioned upon the expiration or termination of any applicable waiting period under the HSR Act (the "HSR Condition"). Under the HSR Act, unless exempt, certain acquisition transactions, such as the Offer and the Proposed Merger, may not be consummated until certain information and documentary material have been furnished for review by the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. See "The Offer—Section 15—Certain Legal Matters; Regulatory Approvals."

        Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) our rights to extend and amend the Offer at any time, in our sole and reasonable discretion, we are not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any Shares tendered pursuant to the Offer, and may terminate the Offer, if, in our sole and reasonable judgment, at or before the expiration of the Offer, any of the Minimum Condition, the Rights Condition, or, if applicable, the HSR Condition shall not have been satisfied, or if, at any time on or after the date of this Offer to Purchase and at or prior to the expiration of the Offer, or thereafter in relation to any condition dependent upon the receipt of government approvals, any of the following events shall occur or conditions exist:

        (1)   there shall have been instituted or be pending any litigation, suit, claim, action, proceeding or investigation by any government, governmental authority or agency or any other person, domestic, foreign, or supranational, before any national, supranational, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a"Governmental Authority"), (a) challenging or seeking to, or which in our reasonable judgment is reasonably likely to, make illegal, delay or otherwise, directly or indirectly, to restrain or prohibit or make more costly, or in which there are allegations of any violation of law, rule or regulation relating to, the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by us or any of our affiliates or the consummation by us or any of our subsidiaries or affiliates of the Proposed Merger or any other business combination involving the Company, (b) seeking to obtain damages in connection with the Offer or the Proposed Merger or any other business combination involving the Company, (c) seeking to, or which in our reasonable judgment is reasonably likely to, restrain, prohibit or limit the ownership or operation by the Company, Litex or any of their subsidiaries or affiliates of all or any portion of our business or assets or that of the Company, Litex or any of their subsidiaries or affiliates or to compel the Company, Litex or any of their subsidiaries or affiliates to dispose of or hold separate all or any portion of the business or assets of the Company, Litex or any of their subsidiaries or affiliates, (d) seeking to, or which in our reasonable judgment is reasonably likely to, impose or confirm limitations on the ability of Litex, Purchaser or any other affiliate of Litex effectively to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired or owned by Purchaser or any of our subsidiaries or affiliates on all matters properly presented to the Company's stockholders, (e) seeking to, or which in our reasonable judgment is reasonable likely to, require divestiture by Litex, Purchaser or any other affiliate of Litex of any Shares, (f) seeking, or which in our reasonable judgment is reasonably likely to result in, any material diminution in the benefits expected to be derived by Litex, Purchaser or any other affiliate of Litex as a result of the transactions contemplated by the Offer or the Proposed Merger or any other business combination involving the Company, (g) that otherwise, in our reasonable judgment, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or affiliates or the value of the Shares to us or any of our subsidiaries or affiliates or (h) in the reasonable judgment of Purchaser, materially adversely affecting the business, assets, liabilities, condition (financial or otherwise), capitalization, operations, licenses, franchises, revenues, results of operations or prospects of the Company or any of its subsidiaries; or

        (2)   any clearances, permits, authorizations, consents or other actions or non-actions or approvals of any U.S. or non-U.S. Governmental Authority, other than in connection with the HSR Condition if applicable, or any third party shall not have been obtained, or any applicable waiting periods for any of the foregoing shall not have expired; or

        (3)   there shall have been any action taken or any statute, rule, regulation, legislation, interpretation, judgment, order, decree or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to (i) Litex, the Company or any subsidiary or affiliate of Litex or the Company or (ii) the Offer or the Proposed Merger or any other business combination by Litex or any other affiliate of Litex with the Company, by any U.S. or non-U.S. Governmental Authority with appropriate jurisdiction other than the routine application of the waiting period provisions of the HSR Act, or of any applicable foreign statutes or regulations that, in our judgment, might, directly or indirectly, result in any of the consequences referred to in clauses (a) through (h) of paragraph (1) above; or

        (4)   any event, condition, circumstance, change or effect occurs (or any development involving a prospective change occurs) that, individually or in the aggregate with any other events, circumstances, changes or effects occurring after the date of this Offer to Purchase, in our reasonable judgment, is or may be materially adverse to the business, assets, liabilities, condition (financial or otherwise), capitalization, operations, licenses, franchises, revenues, results of operations or prospects of the Company or any of its subsidiaries, or we become aware of any facts that, in our reasonable judgment, have or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Shares to us or any of our affiliates; or

        (5)   there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (b) any decline, measured from the date of this Offer to Purchase, in the Dow Jones Industrial Average, the Standard and Poor's Index of 500 Industrial Companies or the NASDAQ Composite Index by an amount in excess of 15%, measured from the close of business on the date of this Offer to Purchase, (c) any change in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, could have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), capitalization, operations, licenses, franchises, revenues, results of operations or prospects of the Company or any of its subsidiaries or the trading in, or value of, the Shares, (d) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (e) any material adverse change (or development or threatened development involving a prospective material adverse change) in U.S. or any other currency exchange rates or a suspension of, or a limitation on, the markets therefor, (f) any material adverse change in the market price of the Shares or in the U.S. securities or financial markets, (g) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any attack on, outbreak or act of terrorism involving the United States, (h) any limitation (whether or not mandatory) by any Governmental Authority on, or any other event that, in our reasonable judgment, may adversely affect, the extension of credit by banks or other financial institutions or (i) in the case of any of the foregoing existing on the date of this Offer to Purchase, a material acceleration or worsening thereof; or

        (6)   (a) a tender or exchange offer for some or all of the Shares has been publicly proposed to be made or has been made by another person (including without limitation the Company or any of its subsidiaries or affiliates), or has been publicly disclosed, or we otherwise learn that any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including without limitation the Shares), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including without limitation the Shares), other than acquisitions for bona fide arbitrage purposes only and except as disclosed in a Schedule 13D or 13G on file with the SEC on or prior to the date of this Offer to Purchase, (b) any such person or group which, on or prior to the date of this Offer to Purchase, had filed such a Schedule with the SEC, has acquired or proposes to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, constituting 1% or more of any such class or series, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company constituting 1% or more of any such class or series, (c) any person or group has entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries, (d) any person has filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire the Company or any assets or securities of the Company or any of its subsidiaries or (e) the Distribution Date, as such term is defined in the Rights Agreement, shall have occurred other than as a result of the commencement of this Offer; or

        (7)   the Company or any of its subsidiaries has (a) split, combined, reclassified or otherwise changed, or authorized or proposed the split, combination, reclassification or other change of, the Shares or its capitalization, (b) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities or equity interests, (c) issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of, any Shares, shares of any other class or series of capital stock or other equity interests, other voting securities, debt securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (other than the issuance of Shares pursuant to and in accordance with the publicly-disclosed terms thereof in effect on the date of this Offer to Purchase of employee stock options outstanding prior to such date or exercise of the warrants outstanding prior to such date), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, (d) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of the Company, (e) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of the Company, (f) altered or proposed to alter any material term of any outstanding security or any material contract, permit or license, (g) issued or sold, or authorized or proposed the issuance or sale of, any debt securities or any debt containing, in the reasonable judgment of Purchaser, burdensome covenants or security provisions, or, other than in the ordinary course of business consistent with past practice, otherwise incurred or authorized or proposed the incurrence of any debt, (h) authorized, recommended, proposed, announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, recapitalization, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or relinquishment of any material contract or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business consistent with past practice, (i) authorized, recommended, proposed, announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or affiliates or the value of the Shares to us or any of our subsidiaries or affiliates, (j) acquired or authorized, recommended or proposed to acquire, any business or assets material to the Company or any of its affiliates (except purchases of inventory in the ordinary course of business consistent with past practice), (k) adopted, established or entered into or amended any employment, change in control, severance compensation or similar agreement, arrangement or plan with or for one or more of its employees, consultants, directors or affiliates, or adopted, established or entered into or amended, or made grants or awards pursuant to, any agreements, arrangements or plans so as to provide for increased benefits to, or otherwise taken any action (including, without limitation, by any resolution or other action of the Board of Directors of the Company or any of its subsidiaries or any committee thereof) to provide for acceleration of any awards under any agreements, arrangements or plans affecting one or more employees, consultants, directors or affiliates, whether or not as a result of or in connection with the transactions contemplated by the Offer or the Proposed Merger or any other business combination with the Company, or we shall have become aware of any such action which has not been disclosed in filings made with the SEC prior to the date of this Offer to Purchase, (l) except as may be required by law, taken any action to adopt, establish, terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974) of the Company or any of its subsidiaries, or we shall have become aware of any such action which was not previously disclosed in filings made with the SEC or (m) amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) or we become aware that the Company or any of its subsidiaries shall have amended, or authorized or proposed any amendment to its certificate of incorporation or bylaws (or other similar constituent documents) which has not been publicly disclosed in filings made with the SEC prior to the date of this Offer to Purchase; or

        (8)   we become aware (a) that any material contractual right of the Company or any of its subsidiaries has been or will be impaired or otherwise adversely affected or that any material amount of indebtedness of the Company or any of its subsidiaries has been or will be accelerated or has otherwise become or will become due or become or will become subject to acceleration prior to its stated due date, in each case with or without notice or the lapse of time or both, as a result of or in connection with the Offer or the consummation by us or any of our subsidiaries or affiliates of the Proposed Merger or any other business combination involving the Company (other than a Triggering Event under the Company Indebtedness as a result of the consummation of the Offer), (b) of any covenant, term or condition in any instrument, license, franchise or agreement of the Company or any of its subsidiaries that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of the Company or any of its affiliates or the value of the Shares to us or any of our affiliates (including, without limitation, any event of default that may ensue as a result of or in connection with the Offer, the acceptance for payment of or payment for some or all of the Shares by us or our consummation of the Proposed Merger or any other business combination involving the Company) other than a Triggering Event under the Company Indebtedness as a result of the consummation of the Offer or (c) that any report, document, instrument, financial statement or schedule of the Company filed with the SEC contained, when filed, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; or

        (9)   we or any of our affiliates enters into a definitive agreement or announces an agreement in principle with the Company providing for a merger or other similar business combination with the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries pursuant to which it is agreed that the Offer will be terminated, or we and the Company reach any other agreement or understanding pursuant to which it is agreed that the Offer will be terminated; or

        (10)  the Company or any of its subsidiaries shall have (a) granted to any person proposing a merger or other business combination with or involving the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries any type of option, warrant or right which, in our reasonable judgment, constitutes a "lock-up" device (including, without limitation, a right to acquire or receive any Shares or other securities, assets or business of the Company or any of its subsidiaries) or (b) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase.

        The foregoing conditions are for the sole benefit of Litex, Purchaser and their affiliates and may be asserted by Purchaser or Litex regardless of the circumstances giving rise to any such conditions, or, if applicable other than the HSR Condition, may be waived by Litex or Purchaser in whole or in part at any time or from time to time before the Expiration Date in their sole discretion. The failure by Litex or us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right. The waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances. Each such right shall be deemed an ongoing right which may be asserted at any time or from time to time before the Expiration Date.

15.   Certain Legal Matters; Regulatory Approvals.

        General.    Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Company with the SEC and other publicly available information regarding the Company, Purchaser is not aware of any governmental or regulatory licenses or permits that would be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or, except to the extent required by any foreign regulatory authorities, any filings, approvals or other actions by or with any domestic, foreign or supranational

Governmental Authority that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by Purchaser pursuant to the Offer as contemplated herein.

        Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business, or that certain parts of the Company's, Litex's or Purchaser's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. Purchaser's obligation to purchase and pay for Shares is subject to certain conditions which may be applicable under such circumstances. See "Introduction" and "The Offer—Section 14—Conditions of the Offer" for a description of the conditions to the Offer.

        State Takeover Statutes.    A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

        Purchaser does not believe that the anti-takeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state anti-takeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In any such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer, subject to any applicable provisions of the Exchange Act, including Rule 14e-1(c). See "The Offer—Section 12—Purpose of the Offer; Plans for the Company; Statutory Requirements; Approval of the Merger; Appraisal Rights" and "The Offer—Section 14—Conditions of the Offer" for more information.

        Antitrust.    Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC") and the Department of Justice ("DOJ"), certain acquisition transactions may not be consummated unless certain information has been furnished to the DOJ and the FTC and certain waiting period requirements have been satisfied. As currently contemplated, we do not anticipate the purchase of Shares pursuant to the Offer to be subject to such requirements. However, in the event certain terms of the Offer are modified, the purchase of Shares pursuant to the modified terms of such Offer may then be subject to such requirements.

        In the event the Offer does become subject to HSR requirements, in accordance with such requirements we would file a Notification and Report Form with respect to the Offer with the DOJ and the FTC as promptly as possible after the Offer becomes subject to such requirements and provide written notice to the Company that we are doing so. As a result, the waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, 15 days following our HSR filing, unless such 15th day falls on a Saturday, Sunday or other legal public holiday, in which case the waiting period will expire at 11:59 p.m., New York City time, on the next regular business day. However, before this initial waiting period has expired, the DOJ or the FTC may extend the waiting period by requesting additional information and documentary material relevant to the Offer from Litex, as well as from the Company. If such a request is made to Litex, the waiting period will be extended until 11:59 p.m., New York City time, 10 days after Litex's (but not also the Company's) substantial compliance with such request. Thereafter, such waiting period can be extended only by court order or by Litex's voluntary agreement. As permitted under the HSR Act, Litex expects to request early termination of the initial waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early.

        Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. See "Introduction" and "The Offer—Section 14—Conditions of the Offer". Subject to certain circumstances described in "The Offer—Section 4—Withdrawal Rights", any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. If our acquisition of Shares is delayed pursuant to a formal request by the DOJ or the FTC for additional information and documentary material pursuant to the HSR Act, the Offer may, but need not, be extended.

        The DOJ and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as our acquisition of Shares pursuant to the Offer. At any time before or after the consummation of any such transactions, the DOJ or the FTC may take such action under the antitrust laws as it deems necessary or desirable to preserve competition, including seeking to enjoin the purchase of Shares pursuant to the Offer, or seeking divestiture of the Shares so acquired or divestiture of certain of Litex's or the Company's assets. Private parties and individual states may also bring legal actions under the antitrust laws to enjoin consummation of the Offer. We do not believe that consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a governmental or private challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See "The Offer—Section 14—Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

        In addition to our filing under the HSR Act with the DOJ and FTC, no assurance can be given whether any requisite consents or approvals will be required from foreign competition authorities or, if required, will be received prior to the Expiration Date. Shares will not be accepted for payment or paid for pursuant to the Offer until the receipt of such approvals or consents or the expiration or earlier termination of any applicable waiting period under foreign competition laws. See "The Offer—Section 14—Conditions of the Offer".

        Other.    Based upon our examination of publicly available information concerning the Company, it appears that the Company and its subsidiaries may conduct business in foreign countries. In connection with the acquisition of Shares pursuant to the Offer, the laws of certain of these foreign countries (including competition laws as discussed above) may require the filing of information with, or the obtaining of the approval of, Governmental Authorities therein. After commencement of the Offer, we will seek further information regarding the applicability of any such laws and currently intend to take such action as they may require, but no assurance can be given that such approvals will be obtained. If any action is taken before completion of the Offer by any such government or Governmental Authority, we may not be obligated to accept for payment or pay for any tendered Shares. See "The Offer—Section 14—Conditions of the Offer".

16.   Fees and Expenses.

        Stifel, Nicolaus & Company, Incorporated is acting as our financial advisor in connection with our proposal to acquire the Company and is acting as Dealer Manager in connection with the Offer. Litex has agreed to pay Stifel, Nicolaus & Company, Incorporated's reasonable out-of-pocket expenses and customary fees for its services as financial advisor. Litex and Purchaser have agreed to indemnify Stifel, Nicolaus & Company, Incorporated and related parties against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws. In the ordinary course of their respective businesses, Stifel, Nicolaus & Company, Incorporated may actively trade or hold securities or loans of Litex or the Company for their own accounts or for the accounts of customers and, accordingly, may at any time hold long or short provisions in these securities or loans. As part of Stifel, Nicolaus & Company, Incorporated's services as Dealer Manager, they may contact holders of Shares by mail, telephone, electronic communications and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners.

        We have retained Morrow & Co., LLC to act as the Information Agent and BNY Mellon Shareowner Services to act as the Depositary in connection with the Offer to holders of Shares resident in the United States. Neither Litex nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

17.   Miscellaneous.

        The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of the Shares (excluding Shares beneficially owned by Litex and Purchaser). Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action or pursuant to any valid statute. If Purchaser becomes aware of any valid statute or judicial or administrative ruling prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such statute or judicial or administrative ruling. If, after such good faith effort Purchaser cannot comply with any such statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        No person has been authorized to give any information or make any representation on behalf of Litex or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal, and if given or made, such information or representation must not be relied upon as having been authorized.

        Litex and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner described in "The Offer—Section 8—Certain Information Concerning the Company" of this Offer to Purchase.

 SOLICITATION OF PROXIES OR CONSENTS

        Neither this Offer to Purchase nor the Offer constitutes a solicitation of proxies in connection with any matter to be considered at any meeting of the Company's stockholders. In addition, neither this Offer to Purchase nor the Offer constitutes a solicitation of consents from the Company's stockholders. Any solicitation will be made only pursuant to separate proxy solicitation materials complying with all applicable requirements of Section 14(a) of the Exchange Act.

LITEX ACQUISITION #1, LLC

March 2, 2010

 SCHEDULE I

MANAGERS AND EXECUTIVE OFFICERS OF LITEX INDUSTRIES, LIMITED AND PURCHASER

MANAGERS AND EXECUTIVE OFFICERS OF LITEX INDUSTRIES, LIMITED

        The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each partner, director and executive officer of Litex Industries, Limited and its general partner, Libco International, LLC, a Texas limited liability company, are set forth below. Unless otherwise indicated, the business address of each partner, officer and director listed is care of Litex Industries, Limited, 3401 W. Trinity Boulevard, Grand Prairie, Texas 75050. Unless otherwise indicated, each occupation set forth under an individuals' name refers to employment with Litex Industries, Limited. All partners, directors and officers listed below are citizens of the United States.

Jean C. Liu
 Chief Executive Officer, Chairman of the Board of Directors and Limited Partner

Prior to its conversion from a Texas corporation into a Texas limited partnership on February 25, 2004, Ms. Liu served as Chief Executive Officer and Chairman of the Board of Directors of Litex Industries, Inc. She is currently a limited partner of Litex Industries, Limited and a member of Libco International, LLC, a Texas limited liability company, which serves as the general partner of Litex Industries, Limited. She also currently serves as the Chairman of the Board of Directors and Chief Executive Officer of Libco International, LLC.

Libco International, LLC
 General Partner

Libco International, LLC, a Texas limited liability company, is the general partner of Litex Industries, Limited and is wholly owned by Jean Liu and Joyce Tom.

Michael Miller
 President

Prior to its conversion from a Texas corporation into a Texas limited partnership on February 25, 2004, Mr. Miller served as President of Litex Industries, Inc. Mr. Miller currently serves as the President of Libco International, LLC, a Texas limited liability company, which serves as the general partner of Litex Industries, Limited.

John Mares
 Member of the Board of Directors and Chief Financial Officer

Prior to its conversion from a Texas corporation into a Texas limited partnership on February 25, 2004, Mr. Mares served as a member of the Board of Directors and as Chief Financial Officer of Litex Industries, Inc. Mr. Mares currently serves as Chief Financial Officer and manager of Libco International, LLC, a Texas limited liability company, which serves as the general partner of Litex Industries, Limited.

Schedule I-1

 MANAGERS AND EXECUTIVE OFFICERS OF LITEX ACQUISITION #1, LLC

        The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each manager and executive officer of Litex Acquisition #1, LLC are set forth below. Unless otherwise indicated, the business address of each manager and officer is care of Litex Acquisition #1, LLC, 3401 W. Trinity Boulevard, Grand Prairie, Texas 75050. All managers and officers listed below are citizens of the United States.

Jean Liu
 Chief Executive Officer

Ms. Liu has been the Chief Executive Officer of Litex Acquisition #1, LLC since its inception on December 8, 2009.

Michael Miller
 President

Mr. Miller has been the President of Litex Acquisition #1, LLC since its inception on December 8, 2009.

John Mares
 Manager, Secretary and Treasurer

Mr. Mares has been Manager, Secretary and Treasurer of Litex Acquisition #1, LLC since its inception on December 8, 2009.

The Depositary for the Offer is:
BNY Mellon Shareowner Services

By Registered or Certified Mail to:
BNY Mellon Shareowner Services
Attn: Corporate Actions Dept., 27th Floor
P.O. Box 3301
South Hackensack, NJ 07606

By Hand or Overnight Courier:
BNY Mellon Shareowner Services
Attn: Corporate Actions Dept., 27th Floor
480 Washington Boulevard
Jersey City, NJ 07310

By Facsimile for Eligible Institutions Only: (201) 680-4626
To Confirm Receipt of Facsimile for Eligible Institutions Only: (201) 680-4860

        If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

Schedule I-2

The Information Agent for the Offer is:

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
(203) 658-9400
Banks and Brokers Call: (203) 658-9400
All Others Please Call Toll-Free: (800) 607-0088

The Dealer Manager for the Offer is:

Stifel, Nicolaus & Company, Incorporated
One South Street
17th Floor
Baltimore, MD 21202
Call: (443) 224-1400

Schedule I-3

QuickLinks

  EXHIBIT (a)(1)(A)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE OFFER
SOLICITATION OF PROXIES OR CONSENTS
  LITEX ACQUISITION #1, LLC
  SCHEDULE I
MANAGERS AND EXECUTIVE OFFICERS OF LITEX INDUSTRIES, LIMITED AND PURCHASER
MANAGERS AND EXECUTIVE OFFICERS OF LITEX ACQUISITION #1, LLC